Exhibit 10.1

SEPARATION AND TRANSITION AGREEMENT AND GENERAL RELEASE

This is a Separation and Transition Agreement and General Release (hereinafter referred to as the "Agreement") between Timothy J. Wilmott (hereinafter referred to as the "Employee") and Penn National Gaming, Inc. (hereinafter referred to as the "Employer"). In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.       Employer and Employee hereby acknowledge that Employee resigned as Chief Executive Officer and Board of Directors Member of Employer effective as of December 31, 2019. Consistent with his Executive Agreement, effective as of June 13, 2018 (“2018 Agreement”), Employee has elected to remain employed in an executive advisory position by Employer through February 29, 2020, at which time his employment with Employer and all of its affiliates will end (the “Transition Date”). Upon the Transition Date, Employee shall be entitled to the benefits described in Section 5(c) of the 2018 Agreement.

2.      (a)      In addition to the foregoing, and as additional consideration to which Employee is not otherwise entitled and in exchange for the releases below, the amendments to certain restrictive covenants in the 2018 Agreement (as further described in Section 2(b) below), the many achievements during his tenure with the Employer, and the execution of the succession plan, Employer will accelerate to February 28, 2020 the vesting of certain stock options described in Exhibit A.

(b)       Employee and Employer expressly agree that Sections 8 and 9 of the 2018 Agreement are hereby deleted in their entirety and replaced with the following (and subject to Employer’s satisfaction of the obligations in connection with Section 5(c) of the 2018 Agreement and Section 7 of this Agreement):

“8.        Non-Competition.

(a)       As used in this Section 8, the term “Restriction Period” shall mean a period equal to the three (3) year period following the Transition Date.

(b)       For the duration of the Restriction Period, Executive shall not, except with the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any Competing Business. A “Competing Business” includes any business enterprise which owns or operates, or is publicly seeking to own or operate, a gaming facility located within 150 miles of any facility in which Company or its affiliates owns or operates or is actively seeking to own or operate a facility at such time (the “Restricted Area”). Executive acknowledges that any business which offers gaming, racing, sports wagering or internet real money / social gaming, and which markets to any customers in the Restricted Area, is a Competing Business.

(c)       The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a shareholder, or seeks to do any of the foregoing.

(d)       Executive acknowledges that the covenants contained in Sections 7 through 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and, in particular, that the duration and geographic scope of such covenants are reasonable given the nature of this Agreement and the position that Executive will hold within the Company. Executive further agrees to disclose the existence and terms of such covenants to any employer that Executive works for during the Restriction Period.

9.         Non-Solicitation. Executive will not, except with the prior written consent of the Company, for a period of three years after the Transition Date, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who is, or was within a six month period prior to such solicitation or hiring, an executive or management level employee of the Company or any of its affiliates for any position as an employee, independent contractor, consultant or otherwise for the benefit of any entity not affiliated with the Company.”

3.      (a)      When used in this Agreement, the word "Releasees" means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, companies, partnerships, members, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

(b)       When used in this Agreement, the word "Claims" means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

4.       In consideration of the promises of the Employer set forth in this Agreement, and intending to be legally bound, Employee hereby irrevocably releases and forever discharges all Releasees of and from any and all Claims that he (on behalf of either himself or any other person or persons) ever had or now has against any and all of the Releasees, or which he (or his heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement. Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort or common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania or New Jersey employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the "ADEA"), and (c) any and all Claims under any grievance or complaint procedure of any kind, and (d) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any other arrangement or transaction with, each or any of the Releasees. This Agreement is not intended to release any individual right to proceed or recover remedies under the Fair Labor Standards Act (“FLSA”). Employee waives participation, to the extent permitted by federal or state law, in any class or collective action, as either a class or collective action representative or participant. Employee also understands, that by signing this Agreement, he is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that as set forth in section 7 (f) (1) (c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, nothing in this Agreement constitutes or shall (i) be construed to constitute a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) impair Employee’s right to file a charge with the Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any state agency or to participate in an investigation or proceeding conducted by the SEC, EEOC, NLRB or any state agency or as otherwise required by law. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf, except that this does not waive the Employee’s ability to obtain monetary awards from the SEC’s whistleblower program. For clarity, this release does not relieve Employer of those obligations under 5(c) of the 2018 Agreement and Section 7 of this Agreement.

5.       Employee covenants and agrees not to sue the Releasees and each or any of them for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement. Employee further certifies that he is not aware of any actual or attempted regulatory, SEC, EEOC or other legal violations by Employer and that his separation is not a result of retaliation based on any legal rights or opposition to an illegal practice.

6.       Employee agrees to keep confidential and not disclose to any third party, nor use for any other purpose, any non-public Employer information, including, without limitation, financial, customer or strategic data or trade secrets.

7.       Employee agrees that, except for his 2019 bonus in the amount of $2,654,902.38 (to be paid in the first quarter of 2020) and as specifically provided in this Agreement (Section 2(a)) and the 2018 Agreement (Section 5(c)), there is no other compensation, benefits, or other payments due or owed to him by each or any of the Releasees, including, without limitation, the Employer, and there are no other payments due or owed to him in connection with his employment with Employer.

8.       The terms of this Agreement are not to be considered as an admission on behalf of either party. Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity. The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory transition of Employee's employment.

9.       All provisions of this Agreement are severable and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

10.       This Agreement shall be governed by and interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania. Any suit, claim or cause of action arising under or related to this Agreement shall be submitted by the parties hereto to the exclusive jurisdiction of the courts of Pennsylvania or to the federal courts located therein if they otherwise have jurisdiction.

11.       This Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, severance policies and plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer. This Agreement and the 2018 Agreement shall be binding on any successors or assigns of both parties. Except as modified herein, all other terms of the 2018 Agreement that are in effect shall remain in full force and effect.

12.       Employee is advised, and acknowledges that he has been advised, to consult with an attorney before signing this Agreement.

13.       Employee acknowledges that he is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

14.       All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

15.       Employee acknowledges that he has been given up to twenty-one (21) days within which to consider this Agreement before signing it. Subject to paragraph 16 below, this Agreement will become effective on the date of Employee's signature hereof.

16.       For a period of seven (7) calendar days following his signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the General Counsel of Employer. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid. If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes and no additional benefits shall be conferred. If Employee does not revoke this agreement, the benefits described in this Agreement shall become effective.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation and Transition Agreement and General Release.

EMPLOYER		EMPLOYEE

By:	/s/ Jay A. Snowden	/s/ Timothy Wilmott

Date: February 27, 2020		Date: February 27, 2020

Exhibit A

Grant Date	Option Price	Options Granted	Options that vest on or prior to 2/28/2020	Original Vesting Dates	New Vesting Date	Options Vesting	Original Termination Date	New Termination Date
1/4/2017	$14.10	487,162	365,372	1/4/2021	2/28/2020	121,790	1/04/2024	3/1/2023
1/3/2018	$30.74	241,602	120,801	1/3/2021	2/28/2020	60,401	1/03/2025	3/1/2023
1/3/2019	$19.45	356,805	89,202	1/3/2021	2/28/2020	89,201	1/3/2029	3/1/2023

5